Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports Third Quarter 2011 Results
Third Quarter 2011 Highlights:
•	Record revenues of $103.8 million, a 29% increase over 3Q2010

•	Net loss per unit of $0.27 after impairment of Gatling WV assets

•	Before considering the impairment, net income per unit of $0.57

•	Distributable cash flow of $71.9 million

•	Increased distribution by $0.01 to $0.55 per unit

•	Metallurgical production accounted for 35% of production and 45% of coal royalty revenues for the first nine months
HOUSTON, November 2, 2011 — Natural Resource Partners L.P. (NYSE:NRP) today reported record revenues for the quarter ended September 30, 2011. Quarterly revenues increased 29% to a record $103.8 million over the third quarter 2010. In addition, distributable cash flow, a non-GAAP measure, increased 33% to $71.9 million. However, due to a $90.9 million impairment of assets related to NRP’s Gatling WV property, NRP incurred a net loss attributable to the limited partners for the third quarter 2011 of $28.7 million or $0.27 per unit. Excluding the non-cash impairment, net income attributable to the limited partners rose 54% to $60.4 million, or $0.57 per unit. Reconciliations of all non-GAAP numbers are included in the tables at the end of the release.
Gatling, LLC, the owner of the mine on the Gatling WV property, has indicated to NRP that it is no longer forecasting future production from the mine and is considering selling the mine. NRP and Gatling have amended the lease with respect to this property to provide that the existing minimum royalty balance of $24.1 million is non-recoupable, Gatling will pay $3.4 million in non-recoupable minimum royalties over the next two quarters, the minimums will be reduced after the first quarter of 2012, and Gatling will continue to maintain and ventilate the mine. This property has not been in production since April 2010 and NRP’s 2011 guidance has never included any production or revenues for the property. As a result, NRP does not believe that the non-cash impairment will materially impact its future revenues or distributable cash flow, and has presented earnings in this release excluding the impairment to better reflect the current status of its business. The impairment had the following impact on the quarter:

NRP Reports 3Q11 Results Page 2 of 14
•	$90.9 million increase in operating costs and expenses

•	$89.1 million decrease in net income attributable to the limited partners

•	$0.84 per unit decrease in net income per limited partner unit
“NRP continues to realize record revenues due to increased production in coal, oil and gas and aggregates; improved coal royalty revenues per ton; and increased throughput on the infrastructure assets,” said Nick Carter, President and Chief Operating Officer. “In 2011, our large percentage of metallurgical production has benefited NRP’s coal royalty revenue as metallurgical coal prices, while down slightly from earlier in the year, are still strong. We are starting to see some of the benefits from our recent coal acquisitions in the Illinois Basin and increased revenues on the BRP assets acquired last year. In addition, we are beginning to see a slight improvement in the economy regarding our aggregates. While we did take an impairment charge this quarter regarding the Gatling WV property, this non-cash charge will not impact the ability of NRP to pay its distribution.”

	Quarter Ended			Nine Months Ended
	Sep	Sep	%	Sep	Sep	%
Highlights	2011	2010	Change	2011	2010	Change
	(in thousands except per unit, per ton and %)
Revenues
Total revenues	$103,771	$80,752	29%	$280,032	$223,859	25%
Coal production	13,625	12,370	10%	37,109	34,939	6%
Coal royalty revenues	$76,430	$60,142	27%	$211,583	$165,135	28%
Average coal royalty revenue per ton	$5.61	$4.86	15%	$5.70	$4.73	21%
Revenues other than coal royalties	$27,341	$20,610	33%	$68,449	$58,724	17%

Net Income (loss) as reported
Net income (loss) to limited partners	$(28,700)	$39,350	-173%	$66,981	$84,269	-21%
Net income (loss) per unit	$(0.27)	$0.51	-153%	$0.63	$1.14	-45%
Average units outstanding	106,028	77,896	36%	106,028	73,792	44%

Net income before considering the impairment (1)
Net income to limited partners	60,413	39,350	54%	156,094	84,269	85%
Net income per unit	$0.57	$0.51	13%	$1.47	$1.14	29%

Distributable cash flow	$71,942	$54,227	33%	$194,863	$151,841	28%

(1)	See Non-GAAP reconciliation
Revenues
Third Quarter
Increases in coal production, average coal royalty revenue per ton and additional throughput on infrastructure assets drove total revenues to a record $103.8 million in the third quarter of 2011, a 29% increase over the third quarter 2010. Coal production increased 10% over the third quarter 2010 to 13.6 million tons, levels not seen since

NRP Reports 3Q11 Results Page 3 of 14
2008. A significant portion of the increase was due to sales of Illinois Basin coal that were deferred from the second quarter 2011 due to river flooding. These increased sales, coupled with a 15% increase in average coal royalty revenue per ton, caused coal royalty revenues to increase 27% to a record quarterly amount of $76.4 million.
Revenues other than coal royalty increased 33% over the third quarter 2010 to $27.3 million due mainly to increased oil and gas revenues from BRP, increased throughput volumes on both the coal processing and transportation assets, additional volumes on overriding royalties and a gain on the sale of assets of $1.2 million that is included in other income. These were modestly offset by a reduction in minimums recognized as royalty due to a $3.1 million minimum included in 2010 that, while received in 2011, is now shown as recoupable.
Nine Months
Total revenues for the first nine months increased 25% over the 2010 period due to significant increases in nearly all categories. Coal royalty revenues increased 28% predominantly due to a 5% increase in Appalachian production and a 35% increase in production in the Illinois Basin, as well as a 21% increase in the coal royalty revenue per ton over the first nine months of 2010 to $5.70 per ton. While NRP saw increases in nearly all regions, the majority of the increase in coal royalty revenue per ton was due to the higher proportion of metallurgical coal sold in 2011 at much higher sales prices than in 2010. Metallurgical coal accounted for 35% of NRP’s production and 45% of its coal royalty revenues for the first nine months of 2011 compared to 33% of production and 39% of coal royalty revenues in 2010.
Revenues other than coal royalty revenues increased $9.7 million from 2010 to $68.4 million due to increases in all categories except minimums recognized as royalty. Following is a discussion of the components generating the increases:
•	Oil and gas revenues increased $5.8 million primarily due to increased production and additional leases associated with the BRP assets.

•	Infrastructure assets increased $5.1 million due to additional throughput on both the coal processing and transportation assets.

•	Aggregate revenues increased $2.3 million due to both increases in production on historical assets and new production on assets acquired in the last year including the BRP assets.

•	Minimums recognized as revenue decreased $6.6 million due to $9.3 million of minimums recognized in 2010 on the Hillsboro property not recognized as revenue in 2011.
Operating Expenses
Third Quarter
Total operating costs and expenses for the third quarter 2011 totaled $120.3 million. Total operating costs and expenses for the third quarter totaled $29.4 million before considering the impairment charge of $90.9 million, down slightly from the $30.4 million reported for the third quarter of 2010. Higher depreciation, depletion and amortization

NRP Reports 3Q11 Results Page 4 of 14
expenses associated with increased production, was more than offset by lower general and administrative expenses and lower taxes.
Nine Months
Total operating costs and expenses for the first nine months of 2011 were $175.9 million. Total operating costs and expenses, before considering the impairment, for the first nine months of 2011 increased modestly over the 2010 nine month period to $84.9 million from $80.7 million due to increases in non-cash depreciation, depletion and amortization as a result of increases in production and throughput on assets.
Net income (loss)
Third Quarter
Net loss to the limited partners totaled $28.7 million. Net income to the limited partners, before considering the impairment charge, increased $21.1 million, or 54%, to $60.4 million in the third quarter 2011. The increase was solely related to increased revenues.
Net loss per unit was $0.27. Before considering the impairment, net income per unit increased 12% to $0.57 per unit despite a 36% increase in the average number of units outstanding in the third quarter 2011 versus the same period last year.
Nine Months
Net income attributable to the limited partners for the first nine months of 2011 was $67.0 million. Before considering the impairment, net income to the limited partners increased $71.8 million, or 85%, for the first nine months of 2011 when compared to the same period in 2010, predominantly due to improved revenues of $56.2 million. Also included is a $26.0 million improvement due to the elimination of the incentive distribution rights in September 2010.
Net income per unit for the 2011 nine month period was $0.63. Net income per unit, before considering the impairment, for the first nine months rose by 29%, or $0.33 per unit, to $1.47 per unit, despite a 44% increase in the number of units outstanding during the respective time periods.
Distributable cash flow
Third Quarter
Distributable cash flow rose 33% over the third quarter of 2010 to $71.9 million for the third quarter of 2011. The $17.7 million improvement was due to increases in revenue and decreases in general and administrative expenses offset by decreases in cash flow from operations due to balance sheet related items.
Nine Months
Distributable cash flow increased $43.0 million, or 28%, to $194.9 million for the first nine months of 2011 versus the same period last year due improved revenues.

NRP Reports 3Q11 Results	Page 5 of 14
Third Quarter 2011 compared to Second Quarter 2011

	3Q11	2Q11
Highlights	(in thousands, except per ton and per unit)		% Change
Total revenues	$103,771	$91,409	14%
Coal production	13,625	11,538	18%
Coal royalty revenues	$76,430	$69,788	10%
Average coal royalty revenue per ton	$5.61	$6.05	-7%
Revenues other than coal royalty	$27,341	$21,621	26%
Net income (loss) to limited partners	$(28,700)	$51,305	-156%
Net income to the limited partners, before considering the impairment(1)	$60,413	$51,305	18%
Net income (loss) per unit	$(0.27)	$0.48	-156%

Net income per unit, before considering the impairment(1)	$0.57	$0.48	19%
Average units outstanding	106,028	106,028	0%
Distributable cash flow	$71,942	$83,946	-14%

(1)	See Non-GAAP reconciliation
Revenues
Total revenues for the third quarter increased 14% over the second quarter 2011 to $103.8 million predominantly due to increases in coal royalty revenues and oil and gas revenue. Coal royalty revenues increased $6.6 million or 10% to $76.4 million due to an 18% increase in coal production. Sales in the Illinois Basin rose due to reductions in inventory at the mines that had increased in the second quarter due to river flooding. These sales more than offset the decrease in production in the Appalachian Basin. Due to the increase in production in both the Illinois Basin and the Northern Powder River Basin, which both receive lower coal royalty revenue per ton than Appalachia, the average coal royalty revenue per ton decreased 7% to $5.61. Revenues other than coal royalty increased 26% to $27.3 million mainly due to increases in production for oil and gas revenues and increases in throughput on the coal processing and transportation assets.
Operating Expenses
Total operating costs and expenses for the third quarter of 2011 totaled $120.3 million. Before considering the impairment, total operating costs and expenses, rose $2.8 million over the second quarter mainly due to increases in depreciation, depletion and amortization as a result of increased production in the third quarter over the second quarter.
Net income (loss)
Net loss to the limited partners for the third quarter 2011 totaled $28.7 million. Net income to the limited partners, before considering the impairment, improved $9.1 million to $60.4 million in the third quarter over the second quarter due to improved revenues

NRP Reports 3Q11 Results	Page 6 of 14
during the third quarter. Net income per unit, before considering the impairment, was $0.57 for the third quarter of 2011 compared to $0.48 per unit for the second quarter.
Distributable cash flow
Distributable cash flow decreased $12.0 million, or 14%, to $71.9 million due to $12.8 million in additional interest payments made in the third quarter over those made in the second quarter.
Market Outlook
“We continue to see the benefits of the strong group of lessees we have who continue to do an excellent job of marketing coal into all market situations at attractive prices. At this time the metallurgical coal markets are unsettled, and it is expected that metallurgical prices will decrease somewhat from the current levels, as China is attempting to avoid the higher priced seaborne market but can only do so for a limited time. The utility market is essentially the same with the ongoing recession causing demand for electricity to be at lower levels and low natural gas prices have kept fuel switching at a high level. However, utility stockpiles are at the lowest level we have seen since 2008, many analysts believe we have nearly maxed out the fuel switching capability of the grids, and Europe and Asia are using more coal to substitute for the shut-in nuclear plants. We continue to monitor the markets very closely through third parties and our lessees, and we will update you if we become aware of any material market changes that would impact NRP,” said Nick Carter.
Acquisitions and Liquidity
In the third quarter 2011, NRP invested $8.2 million in an acquisition of coal reserves located in Pennsylvania and Illinois. In addition, NRP funded $3.6 million associated with remaining obligations on two previously announced acquisitions. All payments in the third quarter were funded with the excess cash proceeds from the 2011 private placements.
As of September 30, 2011, NRP had $300 million in available capacity under its credit facility and approximately $150 million in cash. At the end of the third quarter, NRP’s cash included $40.9 million from the second quarter private placements of senior notes that has not been invested in acquisitions. In addition, NRP completed the final previously announced private placement of senior notes in early October for the remaining $50 million. The majority of these proceeds, or $80 million, will be used to fund the Hillsboro acquisitions in 2012. The $40 million acquisition of Hillsboro reserves originally scheduled for the fourth quarter of 2011 has now been delayed until 2012.
Issues at Gatling Ohio Mine
Following the end of the third quarter, NRP learned that a Cline affiliate, Gatling Ohio, LLC, has recently encountered adverse geologic conditions at its mine in Meigs County,

NRP Reports 3Q11 Results	Page 7 of 14
Ohio and has temporarily idled one of its two continuous miner units operating in the mine. This mine represents less than 1% of NRP’s current revenues, but the net book value of NRP’s assets at the mine was $93.6 million as of the end of the third quarter.
Guidance Update
Following the strong third quarter NRP, now expects that coal production will be near the top end of the previously announced range of 42-50 million tons, while all other metrics, when excluding the third quarter impairment, will exceed the upper end of the previously announced ranges.
Distributions
As reported on October 21, 2011, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.55 per unit, an increase of 1.9 percent over the second quarter 2011 and the third quarter 2010.
Company Profile
Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market conditions and borrowing capacity. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are

NRP Reports 3Q11 Results	Page 8 of 14
subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
11-22-Financial statements follow-

NRP Reports 3Q11 Results
Natural Resource Partners L.P.
Operating Statistics
(in thousands except per ton data)

	Quarter Ended		Nine Months Ended
	Sep	Sep	Sep	Sep
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$4,731	$4,883	$14,592	$14,224
Central	50,595	38,418	151,156	108,751
Southern	1,554	5,520	9,742	15,795

Total Appalachia	$56,880	$48,821	$175,490	$138,770
Illinois Basin	15,767	9,278	29,598	20,307
Northern Powder River Basin	3,622	2,033	6,135	6,048
Gulf Coast Lignite	161	10	360	10

Total	$76,430	$60,142	$211,583	$165,135

Coal royalty production (tons):
Appalachia
Northern	1,156	1,177	3,530	3,676
Central	7,406	7,051	22,756	20,417
Southern	290	763	1,410	2,297

Total Appalachia	8,852	8,991	27,696	26,390
Illinois Basin	3,574	2,389	7,118	5,287
Northern Powder River Basin	1,119	987	2,024	3,259
Gulf Coast Lignite	80	3	271	3

Total	13,625	12,370	37,109	34,939

Average royalty revenue per ton:
Appalachia
Northern	$4.09	$4.15	$4.13	$3.87
Central	6.83	5.45	6.64	5.33
Southern	5.36	7.23	6.91	6.88
Total Appalachia	6.43	5.43	6.34	5.26
Illinois Basin	4.41	3.88	4.16	3.84
Northern Powder River Basin	3.24	2.06	3.03	1.86
Gulf Coast Lignite	2.01	3.33	1.33	3.33
Combined average royalty revenue per ton	$5.61	$4.86	$5.70	$4.73
Aggregates:
Royalty revenues	$2,099	$1,606	$5,030	$3,486
Aggregate royalty bonus	—	—	94	(639)
Production	1,682	1,193	4,618	2,576
Average base royalty per ton	$1.25	$1.35	$1.09	$1.35
Oil and gas:
Royalty revenues	$5,059	$1,013	$10,047	$4,200

NRP Reports 3Q11 Results Page 10 of 14
Natural Resource Partners L.P.
Consolidated Statements of Income
(in thousands, except per unit data)

	Quarter Ended		Nine Months Ended
	Sep	Sep	Sep	Sep
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Coal royalties	$76,430	$60,142	$211,583	$165,135
Aggregate royalties	2,099	1,606	5,124	2,847
Coal processing fees	3,967	2,343	10,229	6,680
Transportation fees	4,765	4,285	12,608	11,103
Oil and gas royalties	5,059	1,013	10,047	4,200
Property taxes	2,974	3,552	9,563	8,985
Minimums recognized as revenue	1,582	3,782	3,930	10,574
Override royalties	4,131	2,625	10,666	8,749
Other	2,764	1,404	6,282	5,586

Total revenues	103,771	80,752	280,032	223,859
Operating costs and expenses:
Depreciation, depletion and amortization	19,153	16,195	49,641	44,048
Asset impairment	90,932	—	90,932	—
General and administrative	5,521	8,761	22,156	22,103
Property, franchise and other taxes	3,915	4,580	10,918	11,812
Transportation costs	540	614	1,531	1,436
Coal royalty and override payments	233	258	700	1,251

Total operating costs and expenses	120,294	30,408	175,878	80,650

Income (loss) from operations	(16,523)	50,344	104,154	143,209
Other income (expense)
Interest expense	(12,779)	(10,204)	(35,795)	(31,279)
Interest income	16	13	40	25

Income (loss) before non-controlling interest	$(29,286)	$40,153	$68,399	$111,955

Less non-controlling interest	—	—	(51)	—

Net income (loss)	$(29,286)	$40,153	$68,348	$111,955

Net income (loss) attributable to:
General partner	$(586)	$803	$1,367	$1,720

Holders of incentive distribution rights	$—	$—	$—	$25,966

Limited partners	$(28,700)	$39,350	$66,981	$84,269

Basic and diluted net income (loss) per limited partner unit:	$(0.27)	$0.51	$0.63	$1.14

Weighted average number of units outstanding:	106,028	77,896	106,028	73,792

NRP Reports 3Q11 Results

Natural Resource Partners L.P.
Consolidated Statements of Cash Flow
(in thousands, except per unit data)

	Quarter Ended		Nine Months Ended
	Sep	Sep	Sep	Sep
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(29,286)	$40,153	$68,348	$111,955
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	19,153	16,195	49,641	44,048
Gain on sale of assets	(1,058)		(1,058)
Asset Impairment	90,932		90,932
Non-cash interest charge, net	225	124	493	415
Non-controlling interest	—		51	—
Change in operating assets and liabilities:
Accounts receivable	(10,439)	(256)	(12,770)	(5,341)
Other assets	24	502	556	620
Accounts payable and accrued liabilities	698	205	213	303
Accrued interest	(3,578)	(7,136)	(1,710)	(7,458)
Deferred revenue	12,869	8,613	26,067	29,254
Accrued incentive plan expenses	1,116	3,765	(14)	2,425
Property, franchise and other taxes payable	(1,014)	(58)	(2,427)	(561)

Net cash provided by operating activities:	79,642	62,107	218,322	175,660

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(8,241)	(365)	(107,509)	(111,176)
Acquisition or construction of plant and equipment	—	(2,218)	(325)	(4,320)
Disposition of assets	4,500	408	5,500	808

Net cash used in investing activities	(3,741)	(2,175)	(102,334)	(114,688)

Cash flows from financing activities:
Proceeds from loans	—	4,000	335,000	85,000
Debt issuance costs	(1,722)	—	(2,774)	—
Proceeds from issuance of units	—	—	—	110,436
Repayment of loans	(7,693)	(7,692)	(210,519)	(106,234)
Capital contribution by general partner	—	—	—	2,350
Retirement of obligation related to acquisitions	(3,600)	(6,200)	(7,625)	(9,169)
Costs associated with issuance of units	(1)	—	(141)	(152)
Costs associated with the elimination of the IDRs		(2,170)		(2,170)
Distributions to partners	(58,478)	(54,040)	(175,323)	(151,427)

Net cash provided by (used in) financing activities	(71,494)	(66,102)	(61,382)	(71,366)

Net increase or (decrease) in cash and cash equivalents	4,407	(6,170)	54,606	(10,394)
Cash and cash equivalents at beginning of period	145,705	78,410	95,506	82,634

Cash and cash equivalents at end of period	$150,112	$72,240	$150,112	$72,240

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$16,215	$17,222	$37,074	$38,292

Non-cash activities:
Mineral rights to be received	$—	$—	$—	$13,249
Liability associated with acquisitions		$1,268		$1,268
Non-controlling interest	$—	$—	$373	(7,355)
Obligation related to purchase of reserves and infrastructure	$—	$—	$4,100	$6,200

NRP Reports 3Q11 Results	Page 12 of 14
Natural Resource Partners L.P.
Consolidated Balance Sheets
(in thousands, except for unit information)

	September 30,	December 31,
	2011	2010
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$150,112	$95,506
Accounts receivable, net of allowance for doubtful accounts	34,538	26,195
Accounts receivable — affiliates	12,342	7,915
Other	391	910

Total current assets	197,383	130,526
Land	24,533	24,543
Plant and equipment, net	49,228	62,348
Coal and other mineral rights, net	1,289,874	1,281,636
Intangible assets, net	109,885	161,931
Loan financing costs, net	4,782	2,436
Other assets, net	579	616

Total assets	$1,676,264	$1,664,036

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$2,100	$1,388
Accounts payable — affiliates	—	499
Obligation related to acquisitions	500	—
Current portion of long-term debt	30,801	31,518
Accrued incentive plan expenses — current portion	7,690	6,788
Property, franchise and other taxes payable	4,499	6,926
Accrued interest	8,101	9,811

Total current liabilities	53,691	56,930
Deferred revenue	108,093	109,509
Accrued incentive plan expenses	10,431	11,347
Long-term debt	786,268	661,070
Partners’ capital:
Common units outstanding (106,027,836)	701,602	806,529
General partner’s interest	11,995	14,132
Non-controlling interest	4,691	5,065
Accumulated other comprehensive loss	(507)	(546)

Total partners’ capital	717,781	825,180

Total liabilities and partners’ capital	$1,676,264	$1,664,036

NRP Reports 3Q11 Results	Page 13 of 14
Natural Resource Partners L.P.
Reconciliation of GAAP Financial Measurements
to Non-GAAP Financial Measurements
(in thousands)
Reconciliation of GAAP “Net cash provided by operating
activities” to Non-GAAP “Distributable cash flow”

	Quarter Ended		Nine Months Ended
	Sep	Sep	Sep	Sep
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net cash provided by operating activities	$79,642	$62,107	$218,322	$175,660
Less scheduled principal payments	(7,692)	(7,692)	(31,518)	(32,234)
Less reserves for future scheduled principal payments	(7,700)	(7,880)	(23,459)	(23,819)
Add reserves used for scheduled principal payments	7,692	7,692	31,518	32,234

Distributable cash flow	$71,942	$54,227	$194,863	$151,841

NRP Reports 3Q11 Results

Reconciliation of GAAP “Total operating costs and expenses”
to Non-GAAP “Total operating costs and expenses before considering the impairment”

	Quarter Ended		Nine Months Ended
	Sep	Sep	Sep	Sep
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Operating costs
Total operating costs as reported	120,294	30,408	175,878	80,650
Impairments	(90,932)	—	(90,932)	—
Total operating costs before considering the impairment	29,362	30,408	84,946	80,650
Reconciliation of GAAP “Net income attributable to the limited partners”
to Non-GAAP “Net income attributable to the limited partners before considering the impairment”

	Quarter Ended		Nine Months Ended
	Sep	Sep	Sep	Sep
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net income (loss) attributable to the limited partners
Net income (loss) as reported	(29,286)	40,153	68,348	111,955
Impairments	90,932	—	90,932	—
Net income before considering the impairment	61,646	40,153	159,280	111,955
Net income, before considering the impairment, attributable to:
General partner	1,233	803	3,186	1,720
Holders of the IDRs				25,966
Limited partners	60,413	39,350	156,094	84,269
Reconciliation of GAAP “Basic and diluted net income per unit”
to Non-GAAP “Net income per unit before considering the impairment”

	Quarter Ended		Nine Months Ended
	Sep	Sep	Sep	Sep
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net income (loss) per unit
Net income (loss) per unit as reported	$(0.27)	$0.51	$0.63	$1.14
Adjustment for impairments	$0.84		$0.84
Net income per limited partner unit, before considering the impairment	$0.57	$0.51	$1.47	$1.14
Weighted number of units outstanding	106,028	77,896	106,028	73,792
-end-